As filed with the Securities and Exchange Commission on August 17, 2004
                                                                                    Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Moscow CableCom Corp.
(Exact name of registrant as specified in its charter)

Delaware 06-0659863 (State or other jurisdiction of (I.R.S. Employer incorporation or organization) Identification No.)

405 Park Avenue
New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

Moscow CableCom Corp. 2003 Stock Option Plan
(Full title of the plan)

Andrew M. O'Shea Chief Financial Officer Moscow CableCom Corp. 5 Waterside Crossing Windsor, Connecticut 06095
(Name and address of agent for service)

(860) 298-0444
(Telephone number, including area code, of agent for service)

Copy to:
Thomas A. Klee, Esq. Law Office of Thomas A. Klee 55 Bath Crescent Lane Bloomfield, Connecticut 06002 (860) 242-0004

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	330,000	$7.60	$2,508,000	$317.76

(1)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low prices reported on the Nasdaq National Market on August 13, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Section 10(a) prospectus being delivered by Moscow CableCom Corp. (the "Company") to participants in the Company's 2003 Stock Plan, as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), has been prepared in accordance with the requirements of Form S-8 and relates to shares of Common Stock, par value $0.01 per share, issued or reserved for issuance pursuant to awards granted under the 2003 Stock Plan.  The information with respect to awards granted under the 2003 Stock Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act.  The Company shall provide to participants a written statement advising them of the availability without charge, upon written or oral request directed to Andrew M. O'Shea, Chief Financial Officer, at 5 Waterside Crossing, Windsor, CT 06095, telephone (860) 298-0444, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this registration statement:

               (a)     The Company's Annual Report on Form 10-K for the year ended February 29, 2004;

               (b)     The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2004;

               (c)     The Company's Current Reports on Form 8-K dated February 24, 2004 (as amended), March 15, 2004, April 2, 2004, April 13, 2004, June 14, 2004, June 16, 2004, June 28, 2004, July 20, 2004, July 21, 2004 and July 21, 2004; and

               (d)     The description of our common stock contained in our registration statement on Form S-8 filed on August 17, 2004, and any amendment or report filed to update this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

This Item is not applicable.

Item 5.   Interests of Named Experts and Counsel.

This Item is not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company's Certificate of Incorporation provides that, except as specifically required by the Delaware General Corporation Law, as amended (the "DGCL"), no director shall be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.  Section 102(b)(7) of the DGCL does not permit the elimination of the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit.  The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above.  The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

In addition, the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the provisions of the DGCL, indemnify all persons whom it may indemnify pursuant to the DGCL.  Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith.

Item 7.   Exemption from Registration Claimed.

This Item is not applicable.

Item 8.   Exhibits.

Exhibit No.                               Description

      4.1                Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended February 28, 2002 (Commission File No. 0-1460)). (1)

      4.1(a)             Certificate of Amendment to Certificate of Incorporation filed October 27, 2003 (Incorporated herein by reference to Exhibit 3.1(a) to the Registrant's Current Report on Form 8-K filed February 27, 2004 (Commission File No. 0-1460)). (1)

      4.1(b)            Certificate of Amendment to Certificate of Incorporation filed November 4, 2003 (Incorporated herein by reference to Exhibit 3.1(b) to the Registrant's Current Report on Form 8-K filed February 27, 2004 (Commission File No. 0-1460)). (1)

      4.1(c)            Certificate of Amendment to Certificate of Incorporation filed February 24, 2004 (Incorporated herein by reference to Exhibit 3.1(c) to the Registrant's Current Report on Form 8-K filed February 27, 2004 (Commission File No. 0-1460)). (1)

      4.2                Bylaws (Incorporated herein by reference to Exhibit 3 (II) to the Registrant's Annual Report on Form 10-K for the year ended February 28, 1999 (Commission File No. 0-1460)). (1)

      5                   Opinion of Thomas L. Seifert, P.C. as to the legality of the securities being registered. (2)

      23.1              Consent of Thomas L. Seifert, P.C. (included in Exhibit 5). (2)

      23.2               Consent of ZAO Pricewaterhouse Coopers. (2)

      24.1               Power of Attorney (included in the signature page of this registration statement). (2)

      99.1             The Company's 2003 Stock Plan (Incorporated herein by reference to Appendix G the Registrant's Definitive Proxy Statement for Special Meeting of Stockholders held October 27, 2003, filed October 14, 2003 (Commission File No. 0-1460)). (1)

      99.2              Description of common stock. (2)

(1)  Incorporated by reference.
(2)  Filed herewith.

Item 9.   Undertakings.

    (a)     The undersigned registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 16, 2004.

Moscow CableCom Corp. [REGISTRANT]
By: /s/ Oliver R. Grace, Jr. Oliver R. Grace, Jr. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Oliver R. Grace, Jr. and Francis E. Baker and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Oliver R. Grace, Jr. Oliver R. Grace, Jr.	Chairman of the Board, President and Chief Executive Officer	August 16, 2004
/s/ Francis E. Baker Frances E. Baker	Director	July 30, 2004
/s/ Louis A. Lubrano Louis A. Lubrano	Director	August 16, 2004
/s/ Thomas McPartland Thomas McPartland	Director	August 12, 2004
/s/ James J. Pinto James J. Pinto	Director	August 6, 2004

/s/ Vladimir Serdyuk Vladimir Serdyuk	Director	July 22, 2004
/s/ Valentin Lazutkin Valentin Lazutkin	Director	July 21, 2004
/s/ Sergey Mitrikov Sergey Mitrikov	Director	July 22, 2004
/s/ Alexander Vladislavlev Alexander Vladislavlev	Director	July 22, 2004
/s/ Andrew M. O'Shea Andrew M. O'Shea	Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2004